Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group Announces Initiation of Dividend Program and Declaration of Quarterly Dividend of $0.02 Per Common Share

Carmel, Ind., May 9, 2012 - CNO Financial Group, Inc. (NYSE: CNO) announced today that the board of directors has approved initiation of a dividend program and has declared a quarterly cash dividend of $0.02 per share on the Company's common shares. This quarterly rate represents an annualized dividend of $0.08 cents per share, which equates to a yield of approximately 1.1 percent based on the Company's stock price at yesterday's close of trading on the New York Stock Exchange.  Future cash dividends will be subject to Board approval.

CEO Ed Bonach said, “Declaring a stockholder dividend is a significant milestone for CNO, marking the tremendous progress the company has made through some of the most challenging economic conditions in our history, and demonstrating confidence in our current and future financial strength.”

The dividend will be payable June 25, 2012, to shareholders of record at the close of business on June 11, 2012.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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